Exhibit 99.1

NEWMARKET CORPORATION ANNOUNCES BOARD CHANGES

Richmond, VA, August 27, 2004 - NewMarket Corporation (NYSE: NEU) announced today that Mr. Patrick D. Hanley has been appointed to the Board of Directors, effective September 1, 2004. Mr. Hanley is currently a Director and Senior Vice President and Chief Financial Officer of Overnite Corporation. He will be a member of the Audit, the Nominating and Corporate Governance and the Bonus, Salary and Stock Option committees of the Board. It is anticipated that Mr. Hanley will also stand for election at the 2005 annual meeting of NewMarket shareholders. “We are fortunate to have a person with Pat’s background join our Board and look forward to benefiting from his experience and the guidance that he will contribute,” said Bruce C. Gottwald, Chairman of the Board.

The company also announced that Mr. William Berry will retire as a Director on March 1, 2005, after serving 22 years on the Board of Directors. The Company is extremely appreciative of the many years of service and sound advice he has provided.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Forward-Looking Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the management of NewMarket Corporation and its subsidiaries believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; a significant rise in interest rates; resolution of environmental liabilities; changes in the demand for the products of the subsidiaries of NewMarket; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which NewMarket or its subsidiaries conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of Ethyl Corporation’s 2003 Annual Report on Form 10-K, which is available to shareholders upon request.

CONTACT:	NewMarket Corporation, Richmond
Investor Relations
David A. Fiorenza, 804-788-5555
Fax: 804-788-5688
Email: investorrelations@newmarket.com